Exhibit 23








                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-65885 of L.B. Foster Company, as amended and restated, of our report dated June 2, 2003, with respect to the financial statements and schedule of the L.B. Foster Company Voluntary Investment Plan included in this Form 11-K for the year ended December 31, 2002.



/s/Ernst & Young LLP

Pittsburgh, Pennsylvania
June 24, 2003